Exhibit 99.2

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SBA Communications Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of SBA Communications Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows (restated) for the years then ended. Our audits also included the financial statement schedule listed in the index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SBA Communications Corporation and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 6 to the consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” As also discussed in Note 6, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ ERNST & YOUNG LLP

West Palm Beach, Florida

March 5, 2004, except for Notes 3 and 4, as to which the date is November 24, 2004

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$8,338	$61,141
Short-term investments	15,200	—
Restricted cash	10,344	—
Accounts receivable, net of allowances of $1,400 and $5,572 in 2003 and 2002, respectively	19,414	36,292
Costs and estimated earnings in excess of billings on uncompleted contracts	10,227	10,425
Prepaid and other current assets	5,009	5,138
Assets held for sale	1,751	201,782

Total current assets	70,283	314,778

Property and equipment, net	854,857	941,567
Deferred financing fees, net	24,253	24,517
Other assets	31,181	18,787
Intangible assets, net	2,408	3,716

Total assets	$982,982	$1,303,365

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,352	$16,810
Accrued expenses	17,866	13,943
Deferred revenue	11,137	11,042
Interest payable	20,319	22,919
Long-term debt, current portion	11,538	60,083
Billings in excess of costs and estimated earnings on uncompleted contracts	1,168	501
Other current liabilities	2,059	5,456
Liabilities held for sale	608	2,785

Total current liabilities	76,047	133,539

Long-term liabilities:
Long-term debt	859,220	964,199
Deferred revenue	511	703
Other long-term liabilities	3,327	1,434

Total long-term liabilities	863,058	966,336

Commitments and contingencies
Shareholders’ equity:
Preferred stock-$.01 par value, 30,000 shares authorized, none issued or outstanding	—	—
Common stock-Class A par value $.01 (200,000 and 100,000 shares authorized, 55,016 and 45,674 shares issued and outstanding in 2003 and 2002, respectively)	550	457
Common stock-Class B par value $.01 (8,100 shares authorized, 0 and 5,456 shares issued and outstanding in 2003 and 2002, respectively)	—	55
Additional paid-in capital	679,961	667,441
Accumulated deficit	(636,634)	(464,463)

Total shareholders’ equity	43,877	203,490

Total liabilities and shareholders’ equity	$982,982	$1,303,365

The accompanying notes are an integral part of these consolidated financial statements.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the years ended December 31,
	2003	2002
Revenues:
Site leasing	$127,852	$115,121
Site development	64,257	99,352

Total revenues	192,109	214,473

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	42,119	40,759
Cost of site development	58,683	81,565

Total cost of revenues	100,802	122,324

Gross profit	91,307	92,149

Operating expenses:
Selling, general and administrative	30,714	32,740
Restructuring and other charges	2,094	47,762
Asset impairment charges	16,965	25,545
Depreciation, accretion and amortization	84,149	85,502

Total operating expenses	133,922	191,549

Operating loss from continuing operations	(42,615)	(99,400)

Other income (expense):
Interest income	692	601
Interest expense, net of amounts capitalized	(81,501)	(54,822)
Non-cash interest expense	(9,277)	(29,038)
Amortization of debt issuance costs	(5,115)	(4,480)
Write-off of deferred financing fees and loss on extinguishment of debt	(24,219)	—
Other	169	(169)

Total other expense	(119,251)	(87,908)

Loss from continuing operations before provision for income taxes and cumulative effect of changes in accounting principle	(161,866)	(187,308)

Provision for income taxes	(1,820)	(309)

Loss from continuing operations before cumulative effect of changes in accounting principle	(163,686)	(187,617)
Loss from discontinued operations, net of income taxes	(7,940)	(705)

Loss before cumulative effect of changes in accounting principle	(171,626)	(188,322)
Cumulative effect of changes in accounting principle	(545)	(60,674)

Net loss	$(172,171)	$(248,996)

Basic and diluted loss per common share amounts:
Loss from continuing operations before cumulative effect of changes in accounting principle	$(3.14)	$(3.72)
Loss from discontinued operations	(0.15)	(0.01)
Cumulative effect of changes in accounting principle	(0.01)	(1.20)

Net loss per common share	$(3.30)	$(4.93)

Weighted average number of common shares	52,204	50,491

The accompanying notes are an integral part of these consolidated financial statements.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

(in thousands)

	Common Stock
	Class A		Class B
	Number	Amount	Number	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
BALANCE, December 31, 2001	43,233	$432	5,456	$55	$663,724	$(215,467)	$448,744
Common stock issued in connection with acquisitions	1,316	13	—	—	1,383	—	1,396
Non-cash compensation	—	—	—	—	2,017	—	2,017
Common stock issued in connection with employee stock purchase/option/severance plans	1,125	12	—	—	317	—	329
Net loss	—	—	—	—	—	(248,996)	(248,996)

BALANCE, December 31, 2002	45,674	457	5,456	55	667,441	(464,463)	203,490
Conversion of Class B common stock into Class A common stock	5,456	55	(5,456)	(55)	—	—	—
Non-cash compensation	—	—	—	—	832	—	832
Payment of restricted stock guarantee	—	—	—	—	(936)	—	(936)
Common stock issued in exchange for 10¼% senior notes	3,853	38	—	—	12,593	—	12,631
Common stock issued in connection with employee stock option plans	33	—	—	—	31	—	31
Net loss	—	—	—	—	—	(172,171)	(172,171)

BALANCE, December 31, 2003	55,016	$550	—	$—	$679,961	$(636,634)	$43,877

The accompanying notes are an integral part of these consolidated financial statements.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the years ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(172,171)	$(248,996)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, accretion and amortization	84,149	85,502
Non-cash restructuring and other charges	1,119	43,438
Asset impairment charges	16,965	25,545
Non-cash items reported in discontinued operations (primarily depreciation, asset impairment charges and loss on sale of towers)	10,276	16,826
Non-cash compensation expense	832	2,017
Provision for doubtful accounts	3,554	3,371
Amortization of original issue discount and debt issuance costs	11,011	33,518
Write-off of deferred financing fees and loss on extinguishment of debt	24,219	—
Amortization of deferred gain from derivative	(676)	(133)
Interest converted to term loan	3,227	—
Cumulative effect of changes in accounting principles	545	60,674
Changes in operating assets and liabilities, net of effect of acquisitions:
Short-term investments	(15,200)	—
Accounts receivable	13,129	17,133
Costs and estimated earnings in excess of billings on uncompleted contracts	198	908
Prepaid and other current assets	(343)	1,356
Other assets	(4,176)	(5,674)
Accounts payable	(5,758)	(15,229)
Accrued expenses	103	(144)
Deferred revenue	1,466	761
Interest payable	(2,387)	1,104
Other liabilities	(557)	(130)
Billings in excess of costs and estimated earnings on uncompleted contracts	667	(4,040)

Total adjustments	142,363	266,803

Net cash (used in) provided by operating activities	(29,808)	17,807

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from termination of interest rate swap agreement	—	5,369
Capital expenditures	(15,136)	(86,361)
Acquisitions and related earn-outs	(3,126)	(29,724)
Proceeds from sale of towers	192,450	—
Receipt (payment) of restricted cash	(18,732)	8,000

Net cash provided by (used in) investing activities	155,456	(102,716)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase/option plans	31	329
Proceeds from 9¾% senior discount notes payable, net of financing fees	267,109	—
Proceeds from 10¼% senior notes, net of financing fees	—	—
Borrowings under senior credit facility, net of financing fees	356,955	143,809
Repayment of senior credit facility and notes payable	(505,085)	(445)
Repurchase of senior discount notes and senior notes	(296,925)	—
Payment of restricted stock guarantee	(936)	—

	For the years ended December 31,
	2003	2002
Bank overdraft borrowings (repayments)	400	(11,547)

Net cash (used in) provided by financing activities	(178,451)	132,146

Net (decrease) increase in cash and cash equivalents	(52,803)	47,237

CASH AND CASH EQUIVALENTS:
Beginning of year	61,141	13,904

End of year	$8,338	$61,141

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest, net of amounts capitalized	$84,847	$58,261

Taxes	$1,852	$1,502

NON-CASH ACTIVITIES:
Assets acquired in connection with acquisitions	$—	$3,396

Liabilities assumed in connection with acquisitions	$—	$(2,000)

Common stock issued in connection with acquisitions	$—	$(1,396)

Class A common stock issued in exchange for 10¼% senior notes and accrued interest	$12,631	$—

10 1/4% senior notes and accrued interest redeemed for Class A common stock	$(13,713)	$—

The accompanying notes are an integral part of these consolidated financial statements.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

SBA Communications Corporation (the “Company” or “SBA”) was incorporated in the State of Florida in March 1997. The Company holds all of the outstanding capital stock of SBA Telecommunications, Inc. (“Telecommunications”). Telecommunications holds all of the capital stock of SBA Senior Finance, Inc. (“Senior Finance”). Senior Finance holds all of the capital stock of SBA Towers, Inc., SBA Properties, Inc., SBA Sites, Inc., and certain other tower companies (collectively “Tower Companies”), SBA Leasing, Inc. (“Leasing”) and SBA Network Services, Inc. SBA Network Services, Inc. holds all of the capital stock of other companies engaged in similar businesses (collectively “Network Services”).

The Tower Companies own and operate transmission towers in the eastern third of the United States, Puerto Rico and the U.S. Virgin Islands. Space on these towers is leased primarily to wireless communications carriers.

Leasing leases antenna tower sites from owners and then subleases such sites to wireless telecommunications providers.

Network Services provides comprehensive turnkey services for the telecommunications industry in the areas of site development services for wireless carriers and the construction and repair of transmission towers. Site development services provided by Network Services include network pre-design, site audits, site identification and acquisition, contract and title administration, zoning and land use permitting, construction management, microwave relocation and the construction and repair of transmission towers, including the hanging of antennas, cabling and associated tower components. In addition to providing turnkey services to the telecommunications industry, Network Services historically has constructed, or has overseen the construction of, approximately 60% of the newly built towers that the Company owns.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements is as follows:

a. Basis of Consolidation

The consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

b. Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The more significant estimates made by management relate to the allowance for doubtful accounts, the costs and revenue relating to the Company’s site development and construction contracts, valuation allowance on deferred tax assets, carrying value of long-lived assets, the useful lives of towers and asset retirement obligations. Actual results will differ from those estimates and such differences could be material.

c. Cash and Cash Equivalents

The Company classifies as cash and cash equivalents all interest-bearing deposits or investments with original maturities of three months or less, and highly liquid short-term commercial paper.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

d. Short Term Investments

The Company’s short-term investments consist of debt securities, which are acquired and held for a short period of time. Trading securities are recorded at fair value. Investment income and unrealized holding gains and losses are included in earnings.

e. Property and Equipment

Property and equipment are recorded at cost, adjusted for asset impairment and estimated asset retirement obligations. Costs associated with the acquisition, development and construction of towers are capitalized as a cost of the towers. Costs for self-constructed towers include direct materials and labor, indirect costs and capitalized interest. Depreciation is provided using the straight-line method over the estimated useful lives. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. The Company performs ongoing evaluations of the estimated useful lives of its property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. If the useful lives of assets are reduced, depreciation may be accelerated in future years. Maintenance and repair items are expensed as incurred.

Asset classes and related estimated useful lives are as follows:

Towers and related components	2 –15 years
Furniture, equipment and vehicles	2 -7 years
Buildings and improvements	5 -39 years

Capitalized costs incurred subsequent to when an asset is originally placed in service are depreciated over the remaining estimated useful life of the respective asset. Changes in an asset’s estimated useful life are accounted for prospectively, with the book value of the asset at the time of the change being depreciated over the revised remaining useful life. There has been no material impact for changes in estimated useful lives for any years presented.

Interest is capitalized in connection with the self-construction of Company-owned towers. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Approximately $0.1 million and $1.7 million of interest cost was capitalized in 2003, and 2002, respectively. Approximately $1.9 million of capitalized interest was reclassified to discontinued operations in 2002. No capitalized interest was reclassified in 2003.

f. Deferred Financing Fees

Financing fees related to the issuance of debt have been deferred and are being amortized using a method that approximates the effective interest rate method over the length of indebtedness to which they relate.

g. Deferred Lease Costs

The Company defers certain initial direct costs associated with lease originations and lease amendments and amortizes these costs over the initial lease term, generally five years. Such costs deferred were approximately $2.0 million, and $1.7 million and in 2003, and 2002, respectively. Amortization expense was $1.3 million, and $0.8 million for the years ended December 31, 2003 and 2002, respectively, and is included in cost of site leasing in the accompanying Consolidated Statements of Operations. As of December 31, 2003 and 2002, unamortized deferred lease costs were $4.1 million and $3.4 million, respectively, and are included in other assets. Accumulated amortization totaled $3.2 million and $1.6 million at December 31, 2003 and 2002, respectively.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

h. Intangible Assets

Intangible assets are comprised of costs paid related to covenants not to compete. These finite-lived intangibles are being amortized over the terms of the contracts, which range from 3 to 5 years.

i. Goodwill

There was no goodwill at December 31, 2003 or 2002 or amortization of goodwill during 2003 and 2002, as a result of adopting the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) in 2002.

j. Impairment or Disposal of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. Estimates and assumptions inherent in the impairment evaluation include, but are not limited to, general market conditions, historical operating results, tower lease-up potential and expected timing of lease-up.

k. Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, which primarily includes cash and cash equivalents, short-term investments, restricted cash, accounts receivable, prepaid expenses, accounts payable, accrued expenses and notes payable, approximates fair value due to the short maturity of those instruments. The senior credit facility has a floating rate of interest and is carried at an amount which approximates fair value.

The Company’s 12% senior discount notes and 10 1/4% senior notes are publicly traded. The 9 3/4% senior discount notes were sold in December 2003 pursuant to Rule 144A of the Securities and Exchange Commission. Since the 9 3/4% senior discount notes are not registered, they are subject to certain restrictions on resale. The following table reflects yields, fair values as determined by quoted market prices and carrying values of these notes as of December 31, 2003 and 2002:

	As of December 31, 2003			As of December 31, 2002
	Yield	Fair Value	Carrying Value	Yield	Fair Value	Carrying Value
	(dollars in millions)			(dollars in millions)
12% Senior Discount Notes	2.8%	$71.6	$65.7	28.5%	$145.1	$263.9
10 1/4% Senior Notes	10.8%	$398.3	$406.4	25.0%	$275.0	$500.0
9 3/4% Senior Discount Notes	8.8%	$279.9	$275.8	—	—	—

l. Revenue Recognition and Accounts Receivable

Revenue from site leasing is recorded monthly and recognized on a straight-line basis over the term of the related lease agreements. Receivables recorded related to the straight-lining of site leases is reflected in prepaid and other current assets and other assets in the consolidated balance sheets. Rental amounts received in advance are recorded as deferred revenue in the consolidated balance sheets.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Site development projects in which the Company performs consulting services include contracts on a time and materials basis or a fixed price basis. Time and materials based contracts are billed at contractual rates as the services are rendered. For those site development contracts in which the Company performs work on a fixed price basis, site development billing (and revenue recognition) is based on the completion of agreed upon phases of the project on a per site basis. Upon the completion of each phase on a per site basis, the Company recognizes the revenue related to that phase. Revenue related to services performed on uncompleted phases of site development projects was not recorded by the Company at the end of the reporting periods presented as it was not material to the Company’s results of operations. Any estimated losses on a particular phase of completion are recognized in the period in which the loss becomes evident. Site development projects generally take from 3 to 12 months to complete.

Revenue from construction projects is recognized on the percentage-of-completion method of accounting, determined by the percentage of cost incurred to date compared to management’s estimated total cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts. These amounts are based on estimates, and the uncertainty inherent in the estimates initially is reduced as work on the contracts nears completion. The asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents expenses incurred and revenues recognized in excess of amounts billed. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined to be probable.

Cost of site leasing revenue includes rent, property taxes, maintenance (exclusive of employee related costs) and other tower expenses. Cost of site development revenue includes all materials costs, salaries and labor costs, including payroll taxes, subcontract labor, vehicle expense and other costs directly and indirectly related to the projects. All costs related to site development projects are recognized as incurred.

The Company performs periodic credit evaluations of its customers. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience, specific customer collection issues identified and past due balances as determined based on contractual terms. Amounts determined to be uncollectible are written off against the allowance for doubtful accounts in the period in which uncollectability is determined to be probable. If the capital markets and the ability of wireless carriers to access capital were to deteriorate, the ultimate collectability of accounts receivable may be negatively impacted.

m. Selling, General and Administrative Expenses

Selling, general and administrative expenses represent those costs incurred which are related to the administration or management of the Company. Also included in this category are corporate development expenses incurred in the normal course of business that represent costs incurred in connection with proposed acquisitions which have not been consummated, new build activities where a capital asset is not produced, and expansion of the customer base. The above costs are expensed as incurred. There were no corporate development expenses in 2003 or 2002.

n. Income Taxes

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 requires the Company to recognize deferred tax liabilities and assets for the expected future income tax consequences of events that have been recognized in the Company’s consolidated financial statements. Deferred tax liabilities and assets are determined based on the temporary differences between the consolidated financial statements carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in the years in which the temporary differences are expected to reverse. In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

o. Stock-Based Compensation

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of SFAS 123 (“SFAS 148”) which provides alternative methods for a voluntary change to the fair value method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123, Accounting for Stock-Based Compensation. The Company has elected to continue to account for its stock-based employee compensation plans under APB 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations and adopt the disclosure provisions of SFAS 148.

p. Loss Per Share

Basic and diluted loss per share is calculated in accordance with SFAS No. 128, Earnings per Share. Weighted average shares outstanding include the effect of shares issuable under acquisition earn-out obligations. The Company has potential common stock equivalents related to its outstanding stock options. These potential common stock equivalents were not included in diluted loss per share because the effect would have been anti-dilutive. Accordingly, basic and diluted loss per common share and the weighted average number of shares used in the computations are the same for all periods presented. There were 3.8 million and 2.8 million options outstanding at December 31, 2003, and 2002, respectively.

q. Comprehensive Loss

During the years ended December 31, 2003, and 2002, the Company did not have any changes in its equity resulting from non-owner sources and, accordingly, comprehensive loss was equal to the net loss amounts presented for the respective periods in the accompanying Consolidated Statements of Operations.

r. Reclassifications

Certain reclassifications have been made to the 2002 consolidated financial statements to conform to the 2003 presentation.

3. DISCONTINUED OPERATIONS – WESTERN TOWER SALE

In March 2003 certain of the Company’s subsidiaries entered into a definitive agreement (the “Western tower sale”) to sell up to an aggregate of 801 towers, which represented substantially all of the Company’s towers in the Western two-thirds of the United States. The Company ultimately sold 784 of the 801 towers. Gross proceeds realized during 2003 from the sale of the 784 towers was $196.7 million, subject to certain remaining potential adjustments. At December 31, 2003, approximately $7.3 million of the proceeds were held by an escrow agent in accordance with adjustment provisions of the agreement. At December 31, 2003, the Company had recorded a liability of approximately $2.6 million for the estimated remaining potential adjustments associated with the Western tower sale which is reflected in accrued expenses in the December 31, 2003 Consolidated Balance Sheet. Accordingly, we estimate that the final gross cash proceeds to be realized from the Western tower sale, after all potential remaining purchase price adjustments, will be approximately $194.1 million.

In consideration of the Company’s recent Western tower sale, the Company evaluated the scope and operating plan with respect to its 64 remaining towers in the same U.S. geographic market as the 784 towers sold. This evaluation resulted in the Company’s decision to sell 50 of the 64 tower operations in this

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

geographic market. The Company has begun to market these towers for sale on its own and believes that the activities necessary to sell the towers will be completed within one year. As a result of this decision, the Company has accounted for the remaining 50 towers as discontinued operations, with the remaining 14 towers being reclassified to continuing operations. During 2003, the Company sold 3 of the 50 towers held for sale leaving 47 towers held for sale as of December 31, 2003.

The Company evaluated these 47 towers for impairment. The December 31, 2003 loss from discontinued operations includes a $4.5 million asset impairment charge associated with the write-down of the carrying value of these towers to their fair value less estimated costs to sell.

In accordance with SFAS No. 144, the Company has classified the operating results of the 784 towers sold in the Western tower sale and 50 remaining western towers as discontinued operations in the accompanying Consolidated Financial Statements. All prior periods have been reclassified to conform to the current year presentation.

The following is a summary of the operating results (in thousands) of the discontinued operations relating to the Western tower sale and other towers accounted for as discontinued operations:

	For the years ended December 31,
	2003	2002
Revenues	$11,208	$24,582

Site leasing gross profit	$6,961	$15,495

Loss from discontinued operations, net of income taxes	$(5,477)	$(3,598)
Loss on disposal of discontinued operations, net of income taxes	(2,085)	—

Loss from discontinued operations, net of income taxes	$(7,562)	$(3,598)

A portion of the Company’s interest expense has been allocated to discontinued operations based upon the debt balance attributable to those operations. Interest expense allocated to discontinued operations was $0.8 million and $1.4 million for the years ended December 31, 2003 and 2002, respectively.

4. DISCONTINUED OPERATIONS – WESTERN SITE DEVELOPMENT SERVICES

In May 2004, the Company’s Board of Directors approved a plan of disposition related to site development services operations (including both the site development consulting and site development construction segments) in the Western portion of the United States (“Western site development services”). In June 2004, two business units were sold, and two business units were closed within Western site development services. In the third quarter of 2004, the remaining two site development construction segments within Western site development services were sold. Gross proceeds realized from sale during the third quarter were $0.4 million, and a loss on disposal of discontinued operations of $0.1 million was recorded.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of the operating results of the discontinued operations relating to the Western site development services:

	For the years ended December 31,
	2003	2002
Revenues	$19,961	$25,689

Gross profit	$834	$4,781

(Loss) income from discontinued operations, net of income taxes	$(378)	$2,893
(Loss) income on disposal of discontinued operations, net of income taxes	—	—

(Loss) income from discontinued operations, net of income taxes	$(378)	$2,893

No interest expense has been allocated to discontinued operations related to Western site development services for the years ended December 31, 2003 and 2002.

The following is a summarized balance sheet presenting the carrying amounts of the major classes of assets and liabilities related to the towers held for sale (see note 3) and the western services division and classified as discontinued operations as of December 31, 2003 and 2002, respectively:

	As of December 31,
	2003	2002
	(in thousands)
Property and equipment, net	$1,379	$197,653
Other assets	372	4,129

Assets held for sale	$1,751	$201,782

Liabilities held for sale	$608	$2,785

The notes to the consolidated financial statements for all years presented have been adjusted for the discontinued operations described above.

5. ACCOUNTING PRONOUNCEMENTS

In October 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). This standard requires companies to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, we capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we either settle the obligation for its recorded amount or incur a gain or loss upon settlement. We adopted this standard effective January 1, 2003. As a result of our obligation to restore leaseholds to their original condition upon termination of ground leases underlying a majority of our towers and our estimate as to the probability of incurring these obligations, we recorded a cumulative effect adjustment of approximately $0.5 million during the first quarter of 2003. The adoption of SFAS 143 resulted in an increase in tower fixed assets of approximately $0.9 million and the recording of an asset retirement obligation liability of approximately $1.4 million.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44 and 62, Amendment of SFAS No. 13 and Technical Corrections (“SFAS 145”). SFAS 145 requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS 4. Extraordinary treatment is required for certain extinguishments as provided in APB Opinion No. 30. The statement also amended SFAS 13 for certain sale-leaseback and sublease accounting. We adopted the provisions of SFAS 145 effective January 1, 2003.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”) and nullified EITF Issue No. 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. SFAS 146 requires that the initial measurement of a liability be at fair value. We adopted the provisions of SFAS 146 effective January 1, 2003. The adoption of SFAS 146 did not have a material effect on our consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS 123 to require disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The standard is effective for fiscal years beginning after December 15, 2002. We adopted the disclosure-only provisions of SFAS 148 as of December 31, 2002. We will continue to account for stock-based compensation in accordance with APB 25. As such, we do not expect this standard will have a material impact on our consolidated financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149 (“SFAS 149”), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities. The statement was effective for contracts entered into or modified after June 30, 2003. The adoption of this standard did not have a material impact on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This standard was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities that are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The adoption of this standard did not have a material impact on our financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also clarifies requirements for the recognition of guarantees at the onset of an arrangement. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees used or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for interim or annual financial statements after December 15, 2002. The Company implemented the disclosure requirements of FIN 45 as of December 31, 2002 and there was no material impact on our consolidated financial statements.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2003, the FASB issued Interpretation No. 46, Consolidation for Variable Interest Entities, an Interpretation of ARB No. 51 which requires all variable interest entities (“VIES”) to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interest in the VIE. In addition, the interpretation expands the disclosure requirements for both variable interest entities that are consolidated as well as VIEs from which the entity is the holder of a significant amount of beneficial interests, but not the majority. FIN 46 is effective for all VIEs and for all special purpose entities created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first quarter ended March 31, 2004. The adoption of FIN 46 did not have, nor is it expected to have, a material impact on our consolidated financial statements.

6. CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

a. SFAS 143

Effective January 1, 2003, the Company adopted the provisions of SFAS 143. Under the new accounting principle, the Company recognizes asset retirement obligations in the period in which they are incurred, if a reasonable estimate of a fair value can be made, and accretes such liability through the obligation’s estimated settlement date. The associated asset retirement costs are capitalized as part of the carrying amount of the related tower fixed assets and depreciated over the estimated useful life.

The Company has entered into ground leases for the land underlying the majority of the Company’s towers. A majority of these leases require the Company to restore leaseholds to their original condition upon termination of the ground lease. SFAS 143 requires that the net present value of future restoration obligations be recorded as a liability as of the date the legal obligation arises and this amount be capitalized to the related operating asset. At January 1, 2003, the effective date of adoption, the cumulative effect of the change on prior years resulted in a charge of approximately $0.5 million ($0.01 per share), which is included in net loss for the year ended December 31, 2003. In addition, at the date of adoption, the Company recorded an increase in tower assets of approximately $0.9 million and recorded an asset retirement obligation liability of approximately $1.4 million. The asset retirement obligation at December 31, 2003 of $1.2 million is included in other long-term liabilities in the December 31, 2003 Consolidated Balance Sheet. In determining the impact of SFAS 143, the Company considered the nature and scope of legal restoration obligation provisions contained in its third party ground leases, the historical retirement experience as an indicator of future restoration probabilities, intent in renewing existing ground leases through lease termination dates, current and future value and timing of estimated restoration costs, and the credit adjusted risk-free rate used to discount future obligations.

The following pro-forma summary presents the Company’s loss from continuing operations, net loss and related loss per share information as if the Company had been accounting for asset retirement obligations under SFAS 143 for the periods presented:

For the year ended December 31, 2002
(in thousands, except per share data)
Loss from continuing operations before cumulative effect of changes in accounting principles	$(187,806)

Loss per share from continuing operations before cumulative effect of changes in accounting principles	$(3.72)

Net loss	$(249,206)

Loss per share	$(4.94)

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the activity of the asset retirement obligation liability:

	For the years ended December 31,
	2003	2002
	(in thousands)
Asset retirement obligation at January 1	$—	$957
Liability recorded in transition	1,140	—
Accretion expense	119	130
Revision in estimates	(64)	(38)

Asset retirement obligation at December 31	$1,195	$1,049

b. SFAS 142

During 2002, the Company completed the transitional impairment test of goodwill required under SFAS 142, Goodwill and other Intangible Assets (“SFAS 142”), which was adopted effective January 1, 2002. As a result of completing the required transitional test, the Company recorded a charge retroactive to the adoption date for the cumulative effect of the accounting change in the amount of $60.7 million, representing the excess of the carrying value of certain assets as compared to their estimated fair value. Of the total $60.7 million cumulative effect adjustment, $58.5 million related to the site development construction reporting segment and $2.2 million related to the site leasing reporting segment. In addition, during 2002, the Company recorded additional goodwill totaling approximately $9.2 million resulting from the achievement of certain earn-out obligations under various construction acquisition agreements entered into prior to July 1, 2001, which was determined to be impaired during 2002 and written off (See Note 19). The Company currently does not have any remaining goodwill or other intangible assets subject to SFAS 142.

The following unaudited pro forma summary presents the Company’s net loss and per share information as if the Company had been accounting for its goodwill under SFAS 142 for all periods presented:

For the year ended December 31, 2002
(in thousands, except per share data)
Reported net loss	$(248,996)
Cumulative effect of change in accounting principle	60,674

Loss excluding cumulative effect of change in accounting principle	(188,322)

Adjusted net loss	$(188,322)

Reported basic and diluted loss per share	$(4.93)
Cumulative effect of change in accounting principle	1.20

Loss per share excluding cumulative effect of change in accounting principle	(3.73)

Adjusted net loss per share	$(3.73)

7. SHORT-TERM INVESTMENTS

The carrying value of short-term investments of $15.2 million equaled the fair value of these investments at December 31, 2003. In January 2004 these investments were sold for their face value plus accrued interest.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. RESTRICTED CASH

Restricted cash at December 31, 2003 was $18.7 million. This balance includes $11.4 million of cash pledged as collateral to secure certain obligations of the Company and certain of its affiliates related to surety bonds issued for the benefit of the Company or its affiliates in the ordinary course of business. Approximately $8.4 million of the collateral relates to tower removal obligations, is long-term in nature, and is included in other assets in the December 31, 2003 Consolidated Balance Sheet. Approximately $3.0 million of the collateral relates to payment and performance bonds, which are shorter term in nature and are included in restricted cash and reflected as a current asset. The remaining $7.3 million of restricted cash relates to funds being held by an escrow agent in accordance with certain potential purchase price adjustments to the Western tower purchase and sale agreement. These funds are classified as current as they are expected to be released, net of any required obligations, to the Company during the next twelve months.

9. INTANGIBLE ASSETS, NET

Amortization expense was $1.3 million and $1.1 million for the years ended December 31, 2003 and 2002, respectively. As of December 31, 2003 and 2002, total costs of covenants not to compete were $6.3 million and $6.4 million, respectively, and accumulated amortization totaled $3.9 million and $2.7 million, respectively.

Estimated amortization expense on the Company’s covenants not to compete is as follows (in thousands):

For the year Ended December 31,
2004	$1,051
2005	976
2006	375
2007	6

Total	$2,408

10. ACQUISITIONS

During 2003, the Company did not acquire any towers or businesses. However, during 2003, the Company paid approximately $3.1 in settlement of contingent purchase price amounts payable as a result of towers or businesses it acquired having met or exceeded earnings or new tower targets.

During 2002, the Company acquired 53 towers and related assets from various sellers. The aggregate consideration paid was $15.5 million in cash and 330,736 shares of Class A common stock. In addition, the Company issued 397,773 shares of Class A common stock in settlement of contingent purchase price amounts payable as a result of towers or businesses it acquired having met or exceeded certain earnings or new tower targets.

During 2001, the Company purchased two site development construction companies. During 2002 the Company paid $7.0 million in cash and issued 587,260 shares of Class A common stock to the former owners of these two companies as a result of certain earnings targets having been met. In addition, as of December 31, 2002, certain of the former owners were entitled to receive an additional $2.0 million as a

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

result of certain 2002 earnings targets being met. The Company accrued the $2.0 million within other current liabilities in the Consolidated Balance Sheet as of December 31, 2002. The $12.2 million in original goodwill plus the $12.0 million that was recorded as a result of the earn-out targets having been met were written off during 2002 in connection with the implementation of SFAS 142 (See Note 6). During 2003, the $2.0 million accrued at December 31, 2002 was paid in cash.

The Company accounted for all the above acquisitions using the purchase method of accounting. The results of operations of the acquired assets and companies are included with those of the Company from the dates of the respective acquisitions. None of the individual acquisitions consummated were significant to the Company and, accordingly, pro forma financial information has not been presented.

11. CONCENTRATION OF CREDIT RISK

The Company’s credit risks consist primarily of accounts receivable with national and local wireless communications providers and federal and state governmental agencies. The Company performs periodic credit evaluations of its customers’ financial condition and provides allowances for doubtful accounts as required based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Company generally does not require collateral. The following is a list of significant customers and the percentage of total revenue derived from such customers:

For the year ended December 31, 2003
(% of revenue)
AT&T Wireless	11.9%
Bechtel Corporation	10.4%

For the year ended December 31, 2002
(% of revenue)
Bechtel Corporation	13.8%

The Company’s site development consulting, site development construction and site leasing segments derive revenue from these customers.

12. COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings in excess of billings on uncompleted contracts consist of the following:

	As of December 31,
	2003	2002
	(in thousands)
Costs incurred on uncompleted contracts	$43,738	$74,506
Estimated earnings	4,218	19,009
Billings to date	(38,897)	(83,591)

	$9,059	$9,924

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These amounts are included in the accompanying consolidated balance sheets under the following captions:

	As of December 31,
	2003	2002
	(in thousands)
Costs and estimated earnings in excess of billings on uncompleted contracts	$10,227	$10,425
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,168)	(501)

	$9,059	$9,924

13. PROPERTY AND EQUIPMENT

Property and equipment, excluding assets held for sale, consists of the following:

	As of December 31,
	2003	2002
	(in thousands)
Towers and related components	$1,054,556	$1,060,507
Construction-in-process	498	4,595
Furniture, equipment and vehicles	38,403	39,402
Land, buildings and improvements	16,160	16,433

	1,109,617	1,120,937
Less: accumulated depreciation and amortization	(254,760)	(179,370)

Property and equipment, net	$854,857	$941,567

Construction-in-process represents costs incurred related to towers that are under development and will be used in the Company’s operations.

Depreciation expense was $82.8 million, and $84.2 million for the years ended December 31, 2003, and 2002, respectively.

14. ACCRUED EXPENSES

The Company’s accrued expenses are comprised of the following:

	As of December 31,
	2003	2002
	(in thousands)
Salaries and benefits	$2,421	$1,791
Real estate and property taxes	6,084	5,289
Restructuring and other charges	1,040	1,706
Insurance	1,234	3,738
Tower sale purchase price adjustment	2,573	—
Other	4,514	1,419

	$17,866	$13,943

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. CURRENT AND LONG-TERM DEBT

	As of December 31,
	2003	2002
	(in thousands)
10 1/4% senior notes, unsecured, interest payable semi-annually, balloon principal payment of $406,441 due at maturity on February 1, 2009, including deferred gain related to termination of derivative of $4,559 and $5,236 at December 31, 2003, and 2002, respectively. See Note 21.	$411,000	$505,236

9 3/4% senior discount notes, net of unamortized original issue discount of $126,204 at December 31, 2003, unsecured, cash interest payable semi-annually in arrears beginning June 15, 2008, balloon principal payment of $402,024 due at maturity on December 15, 2011.	275,820	—

12% senior discount notes, net of unamortized original issue discount of $5,077 at December 31, 2002, unsecured, cash interest payable semi-annually in arrears beginning September 1, 2003, balloon principal payment of $65,673 due at maturity on March 1, 2008. See Note 26.	65,673	263,923

Senior secured credit facility loans, interest at varying cash rates (5.15% to 5.17% at December 31, 2003). Additional interest accrues at 3.5% and is payable at maturity. See Note 26.	118,227	—

Senior secured credit facility loans. This facility was paid in full in May 2003.	—	255,000

Notes payable, interest at varying rates (2.9% to 11.4% at December 31, 2003 maturing at various dates through 2004).	38	123

	870,758	1,024,282
Less: current maturities	(11,538)	(60,083)

Long-term debt	$859,220	$964,199

10 1/4% Senior Notes

In February 2001, the Company issued $500.0 million of its 10 1/4% senior notes due 2009, which produced net proceeds of approximately $484.3 million after deducting offering expenses. Interest accrues on the notes and is payable in cash semi-annually in arrears on February 1 and August 1, commencing August 1, 2001. Proceeds from the senior notes were used to acquire and construct telecommunications towers, repay borrowings under the senior credit facility, and for general working capital purposes.

Approximately $105.6 million of the proceeds were used to repay all borrowings under the Company’s former senior credit facility. The Company wrote off the deferred financing fees relating to the former senior credit facility and recorded a $5.1 million charge in the first quarter of 2001 in connection with the termination of this facility. During the year ended December 31, 2003, the Company exchanged $13.5 million in principal amount of its 10 1/4% senior notes for 3.85 million shares of Class A common stock. Additionally, the Company repurchased $80.1 million in principal amount of its 10 1/4% senior notes in the open market for $79.5 million in cash. During 2003, the Company recognized a gain on extinguishment of debt of $1.5 million and wrote-off deferred financing fees of $1.9 million in connection with the 10 1/4% senior note retirement transactions. See Note 26 for further discussion of repurchase activity subsequent to December 31, 2003.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The 10 1/4% senior notes are unsecured and are pari passu in right of payment with the Company’s other existing and future senior indebtedness. The 10 1/4% senior notes place certain restrictions on, among other things, the incurrence of debt and liens, issuance of preferred stock, payment of dividends or other distributions, sales of assets, transactions with affiliates, sale and leaseback transactions, certain investments and the Company’s ability to merge or consolidate with other entities. The ability of the Company to comply with the covenants and other terms of the 10 1/4% senior notes and to satisfy its respective debt obligations will depend on the future operating performance of the Company. In the event the Company fails to comply with the various covenants contained in the 10 1/4% senior notes, it would be in default thereunder, and in any such case, the maturity of a portion or all of its long-term indebtedness could be accelerated. In addition, the acceleration of amounts due under the senior credit facility would also cause a cross-default under the indenture for the 10 1/4% senior notes.

9 3/4% Senior Discount Notes

In December 2003, the Company and Telecommunications co-issued $402.0 million of its 9 3/4% senior discount notes due 2011, which produced net proceeds of approximately $267.1 million after deducting offering expenses. The senior discount notes accrete in value until December 15, 2007 at which time they will have an aggregate principal amount of $402.0 million. Thereafter, interest accrues on the senior discount notes and will be payable in cash semi-annually in arrears on June 15 and December 15, commencing June 15, 2008. Proceeds from the senior discount notes were used to tender for approximately $153.3 million of the Company’s 12% senior discount notes and for general working capital purposes.

The 9 3/4% senior discount notes are unsecured and are pari passu in right of payment with the Company’s other existing and future senior indebtedness. The 9 3/4% senior discount notes place certain restrictions on, among other things, the incurrence of debt and liens, issuance of preferred stock, payment of dividends or other distributions, sales of assets, transaction with affiliates, sale and leaseback transactions, certain investments and the Company’s ability to merge or consolidate with other entities. The ability of the Company to comply with the covenants and other terms of the 9 3/4% senior discount notes and to satisfy its respective debt obligations will depend on the future operating performance of the Company. In the event the Company fails to comply with the various covenants contained in the 9 3/4% senior discount notes, it would be in default thereunder, and in any such case, the maturity of a portion or all of its long-term indebtedness could be accelerated. In addition, the acceleration of amounts due under the senior credit facility would also cause a cross-default under the indenture for the 9 3/4% senior discount notes.

12% Senior Discount Notes

In March 1998, the Company issued $269.0 million of its 12% senior discount notes due March 1, 2008, which produced net proceeds of approximately $150.2 million. The senior discount notes accreted in value until March 1, 2003 at which time they had an aggregate principal amount of $269.0 million. Thereafter, interest accrues on the senior discount notes and is payable in cash semi-annually in arrears on March 1 and September 1, commencing September 1, 2003. Proceeds from the senior discount notes were used to acquire and construct telecommunications towers as well as for general working capital purposes. During the year ended December 31, 2003, the Company repurchased $50.0 million in principal amount of its 12% senior discount notes in the open market for $50.3 million in cash. Additionally, during 2003, the Company completed a tender for 70% of its outstanding 12% senior discount notes and retired $153.3 million face value of its 12% senior discount notes for $167.1 million. During 2003, the Company recognized a loss on extinguishment of debt of $14.6 million and wrote-off deferred financing fees of $4.8 million in connection with the 12% senior discount note retirement transactions. See Note 26 for a discussion of repurchase activity subsequent to December 31, 2003.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The 12% senior discount notes were unsecured and were pari passu in right of payment with the Company’s other existing and future senior indebtedness. The 12% senior discount notes placed certain restrictions on, among other things, the incurrence of debt and liens, issuance of preferred stock, payment of dividends or other distributions, sales of assets, transaction with affiliates, sale and leaseback, certain investments and the Company’s ability to merge or consolidate with other entities.

Senior Secured Credit Facility (put in place January 2004)

During January 2004, SBA Senior Finance closed on a new senior credit facility in the amount of $400.0 million. This facility consists of a $275.0 million term loan which was funded at closing, a $50.0 million delayed draw term loan which the Company has until November 15, 2004 to draw and a $75.0 million revolving line of credit. The revolving lines of credit may be borrowed, repaid and redrawn. Amortization of the term loans commence September 2004 at an annual rate of 1% in each of 2004, 2005, 2006 and 2007. All remaining amounts under the term loan are due in 2008. There is no amortization of the revolving loans and all amounts outstanding are due on August 31, 2008. Amounts borrowed under this facility accrue interest at either the base rate, as defined in the agreement, plus 250 basis points or the Euro dollar rate plus 350 basis points. Had this facility been in place on December 31, 2003, the borrowing rate under this facility would have been 4.6%. This facility may be prepaid at any time with no prepayment penalty. Amounts borrowed under this facility are secured by a first lien on substantially all of SBA Senior Finance’s assets. In addition, each of SBA Senior Finance’s domestic subsidiaries has guaranteed the obligations of SBA Senior Finance under the senior credit facility and has pledged substantially all of their respective assets to secure such guarantee, and the Company and Telecommunications have pledged substantially all of their assets to secure SBA Senior Finance’s obligations under this senior credit facility.

This new credit facility requires SBA Senior Finance to maintain specified financial ratios, including ratios regarding its debt to annualized operating cash flow, debt service, cash interest expense and fixed charges for each quarter. This new senior credit facility contains affirmative and negative covenants that, among other things, restricts SBA Senior Finance’s ability to incur debt and liens, sell assets, commit to capital expenditures, enter into affiliate transactions or sale-leaseback transactions, and/or build towers without anchor tenants. Additionally, this facility permits distributions by SBA Senior Finance to Telecommunications and SBA Communications to service their debt, pay consolidated taxes, pay holding company expenses and for the repurchase of senior notes and senior discount notes subject to compliance with the covenants discussed above. SBA Senior Finance’s ability in the future to comply with the covenants and access the available funds under the senior credit facility will depend on its future financial performance.

On January 30, 2004, SBA Senior Finance used the proceeds from funding of the $275.0 million term loan under the new senior credit facility to repay the old credit facility in full, consisting of $144.2 million outstanding. In addition to the amounts outstanding, the Company was required to pay $8.0 million to the lenders under the old facility to facilitate the assignment of the old facility to the new lenders. As a result of this prepayment, SBA Senior Finance has written off deferred financing fees associated with the old facility of $5.4 million in addition to the $8.0 million fee paid to facilitate the assignment during the first quarter of 2004. Additionally, SBA Senior Finance has recorded deferred financing fees of approximately $5.4 million associated with this new facility in the first quarter of 2004.

Senior Secured Credit Facility (paid in full January 2004)

On May 9, 2003, Telecommunications closed on a senior credit facility in the amount of $195.0 million from General Electric Capital Corporation (“GECC”) and affiliates of Oak Hill Advisors, Inc. (“Affiliates of Oak Hill”). The facility consisted of $95.0 million of term loans and a $100.0 million revolving line of credit. In November, 2003, in connection with the offering of the Company’s 9 3/4% senior discount notes

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and the Company’s tender offer for 70% of its outstanding 12% senior discount notes, SBA Senior Finance, a newly formed wholly-owned subsidiary of Telecommunications, assumed all rights and obligations of Telecommunications under the senior credit facility pursuant to an amended and restated credit agreement with the senior credit lenders. Telecommunications was released from any obligation to repay the indebtedness under the senior credit facility. Simultaneously with this assumption, Telecommunications contributed substantially all of its assets, consisting primarily of stock in our various operating subsidiaries, to SBA Senior Finance. As of December 31, 2003, the Company had $98.2 million outstanding under the term loan and $20.0 million outstanding under the revolving line of credit. The Company refinanced this credit facility in January 2004 and used the proceeds from the new facility to repay this facility in full. See senior credit facility discussion above.

Senior Secured Credit Facility (paid in full May 2003)

In June 2001, Telecommunications entered into a $300.0 million senior secured credit facility. The facility provided for a $100.0 million term loan and a $200.0 million revolving line of credit. As of December 31, 2002, the Company had $100.0 million outstanding under the term loan and $155.0 million outstanding under the revolving line of credit. In addition, the Company had $14.5 million of letters of credit issued on its behalf to serve as collateral to secure certain obligations in the ordinary course of business. The Company refinanced this credit facility in May 2003 and used the proceeds from the new credit facility, cash on hand and a portion of the proceeds from the Western tower sale to repay this credit facility in full. As a result of this prepayment, the Company has written off deferred financing fees associated with this facility of approximately $4.4 million during 2003.

At December 31, 2002 the current portion of long-term debt in the amount of $60.0 million had been reclassified to reflect the amount by which the senior credit facility borrowings were reduced through the May 2003 refinancing. The portion of this debt reflected as long-term at December 31, 2002, $195.0 million represents the amount of the facility which was replaced by the new facility.

As of December 31, 2003, the Company was in compliance with the covenants of each of the above agreements, as applicable.

The Company’s debt, excluding the deferred interest rate swap discussed below, at December 31, 2003, would have matured as follows had the senior credit facility not been refinanced:

(in thousands)
2004	$11,538
2005	17,250
2006	17,250
2007	72,227
2008	65,673
Thereafter	682,261

Total	$866,199

The Company previously entered into an interest rate swap agreement to manage its exposure to interest rate movements by effectively converting a portion of its $500.0 million senior notes from fixed interest rate to variable rate notes. During October 2002, the counter-party to this agreement terminated the agreement. This termination resulted in a $5.4 million deferred gain, which is recorded in long-term debt and is being recognized as a reduction to interest expense over the remaining term of the notes to which the swap related. Amortization during 2003 and 2002 was approximately $0.7 million and $0.2 million, respectively. The amortization of the remaining deferred gain as of December 31, 2003 is as follows:

(in thousands)
2004	$740
2005	810
2006	886
2007	969
2008	1,061
2009	93

Total	$4,559

See Note 21 for further discussion regarding the interest rate swap agreement.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. SHAREHOLDERS’ EQUITY

a. Offerings of Common Stock

In July 2000, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission registering the sale of up to $500.0 million of any combination of Class A common stock, preferred stock, debt securities, depositary shares, or warrants.

b. Registration of Additional Shares

During 2001, the Company filed a shelf registration statement on Form S-4 with the Securities and Exchange Commission registering an aggregate 5.0 million shares of its Class A common stock. These 5.0 million shares are in addition to 3.0 million shares registered during 2000. These shares may be issued in connection with acquisitions of wireless communication towers or companies that provide related services. During the years ended December 31, 2003 and 2002, the Company issued zero shares and 1.3 million shares, respectively, of its Class A common stock pursuant to these registration statements in connection with acquisitions.

c. Other Common Stock Transactions

During 2003, the Company exchanged $13.5 million of its 10 1/4% senior notes for 3.85 million shares of its Class A common stock.

The issuance of these shares triggered an event whereby the 5.5 million of Class B common stock outstanding automatically converted to Class A common stock.

d. Employee Stock Purchase Plan

In 1999, the Board of Directors of the Company adopted the 1999 Stock Purchase Plan (the “Purchase Plan”). A total of 500,000 shares of Class A common stock were reserved for purchase under the Purchase Plan. During 2003, an amendment to the Purchase Plan was adopted which increased the number of shares reserved for purchase from 500,000 to 1,500,000 shares. The Purchase Plan permits eligible employee participants to purchase Class A common stock at a price per share which is equal to the lesser of 85% of the fair market value of the Class A common stock on the first or the last day of an offering period. As of December 31, 2003, employees had purchased 271,038 shares under the Purchase Plan.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

e. Non-cash Compensation

From time to time, restricted shares of Class A common stock or options to purchase Class A common stock have been granted under the Company’s equity participation plans at prices below market value at the time of grant. As a result, the Company expects to record approximately $0.5 million in non-cash compensation expense in each year from 2004 through 2006. In addition, the Company had bonus agreements with certain executives and employees to issue shares of the Company’s Class A common stock in lieu of cash payments. The Company recorded approximately $0.8 million and $2.0 million of non-cash compensation expense during the years ended December 31, 2003 and 2002, respectively.

In connection with an employment agreement with one of the officers of the Company, the Company was obligated to pay an amount equal to the difference between $1.0 million and the value of all vested options and restricted stock belonging to this officer on September 19, 2003. The Company had the option of settling the obligation in cash or shares of Class A common stock. This obligation was settled in September 2003 in cash for $0.9 million. This amount had been expensed over the three-year period of the original agreement as non-cash compensation expense.

f. Shareholder Rights Plan and Preferred Stock

During January 2002, the Company’s Board of Directors adopted a shareholder rights plan and declared a dividend of one preferred stock purchase right for each outstanding share of the Company’s common stock. Each of these rights which are currently not exercisable, will entitle the holder to purchase one one-thousandth (1/1000) of a share of the Company’s newly designated Series E Junior Participating Preferred Stock. In the event that any person or group acquires beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock or commences or announces an intention to commence a tender offer that would result in such person or group owning 15% or more of the Company’s common stock, each holder of a right (other than the acquirer) will be entitled to receive, upon payment of the exercise price, a number of shares of common stock having a market value equal to two times the exercise price of the right. In order to retain flexibility and the ability to maximize shareholder value in the event of transactions that may arise in the future, the Board retains the power to redeem the rights for a set amount. The rights were distributed on January 25, 2002 and expire on January 10, 2012, unless earlier redeemed or exchanged or terminated in accordance with the Rights Agreement.

17. STOCK OPTIONS AND WARRANTS

The Company has three stock option plans (the 1996 Stock Option Plan, the 1999 Equity Participation Plan and the 2001 Equity Participation Plan) whereby options (both non-qualified and incentive stock options), stock appreciation rights and restricted stock may be granted to directors, employees and consultants. Upon adoption of the 2001 Equity Participation Plan, all unissued options under the 1996 Stock Option Plan and the 1999 Equity Participation Plan were cancelled. The 2001 Equity Participation Plan provides for a maximum issuance of shares, together with all outstanding options and unvested shares of restricted stock under all three of the plans, equal to 15% of the Company’s common stock outstanding, adjusted for certain shares issued pursuant to the exercise of certain options.

A summary of shares reserved for future issuance under these plans as of December 31, 2003 is as follows:

(in thousands)
Reserved for 1996 Stock Option Plan	186
Reserved for 1999 Equity Participation Plan	758
Reserved for 2001 Equity Participation Plan	7,215

8,159

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These options generally vest between three and six years from the date of grant on a straight-line basis and generally have a ten year life. The Company accounts for these plans under APB 25, under which compensation cost is not recognized on those issuances where the exercise price equals or exceeds the market price of the underlying stock on the grant date. From time to time, options to purchase shares of Class A common stock have been granted under the 1999 Equity Participation Plan and the 2001 Equity Participation Plan at prices which were below market value at the time of grant. As a result, the Company recorded non-cash compensation expense of $0.8 million, and $2.0 million for the years ended December 31, 2003, and 2002, respectively.

As required by SFAS 123, the Company has determined the pro-forma effect of the options granted had the Company accounted for stock options granted under the fair value method of SFAS 123.

A summary of the status of the Company’s stock option plans including their weighted average exercise price is as follows:

	2003		2002
	Shares	Price	Shares	Price
Outstanding at beginning of year	2,848	$11.37	3,824	$20.57
Granted	1,630	$2.20	2,445	$10.17
Exercised/redeemed	(34)	$1.26	(145)	$0.93
Forfeited/canceled	(656)	$9.78	(3,276)	$21.59

Outstanding at end of year	3,788	$7.79	2,848	$11.37

Options exercisable at end of year	1,235	$12.66	993	$12.63
Weighted average fair value of options granted during the year		$2.20		$6.63

Option groups outstanding at December 31, 2003 and related weighted average exercise price and remaining life, in years, is as follows:

Options Outstanding				Options Exercisable
Range	Outstanding (in thousands)	Weighted Average Contractual Life	Weighted Average Exercise Price	Exercisable ( in thousands)	Weighted Average Exercise Price
$ 0.05 - $4.00	1,890	8.7	$2.13	249	$2.19
$ 5.37 - $9.75	1,060	5.3	$8.03	464	$8.06
$10.17 - $13.35	311	7.0	$12.40	92	$12.14
$15.25 - $24.75	303	4.9	$17.31	262	$16.62
$26.63 - $51.94	224	2.5	$35.12	168	$35.03

	3,788		$7.79	1,235	$12.66

The Company has various stock-based employee compensation plans. From time to time, options to purchase Class A common stock have been granted under the Company’s 1999 Equity Participation Plan and the 2001 Equity Participation Plan which were below market value at the time of the grant. The Company recorded non-cash compensation expense of $0.8 million and $2.0 million for the years ended December 31, 2003 and 2002, respectively. Except for the amount of non-cash compensation recognized, no other stock-based employee compensation cost is reflected in net loss, as all other options granted under the Company’s stock-based employee compensation plans had an exercise price equal to, or in excess of, the market value of the underlying common stock on the date of grant.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Black-Scholes option-pricing model was used with the following assumptions:

	For the years ended December 31,
	2003	2002
Risk free interest rate	2.0%	3.25%
Dividend yield	0%	0%
Expected volatility	90%	171%
Expected lives	4 years	4 years

The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation:

	For the years ended December 31,
	2003	2002
		(in millions)
Net loss, as reported	$(172.2)	$(249.0)
Non-cash compensation charges included in net loss	0.8	2.0
Incremental stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(4.2)	(6.2)

Pro forma net loss	$(175.6)	$(253.2)

Loss per shares
Basic and diluted - as reported	$(3.30)	$(4.93)
Basic and diluted - pro forma	$(3.36)	$(5.01)

The effect of applying SFAS 123 in the pro-forma disclosure is not necessarily indicative of future results.

18. RESTRUCTURING AND OTHER CHARGES

In response to capital market conditions in the telecommunications industry during the past three years, the Company has implemented various restructuring plans discussed below.

Restructuring expense consisted of the following during these three years:

	For the years ended December 31,
	2003	2002
	(in thousands)
Abandonment of new tower build and acquisition work- in-process and related construction materials	$617	$40,380
Employee separation and exit costs	1,477	6,907

	$2,094	$47,287

In August 2001, in response to deteriorating capital market conditions within the telecommunications industry, the Company implemented a plan of restructuring primarily associated with the downsizing of its new tower build construction activities. The plan included the abandonment of certain acquisition and new tower build sites. The plan also included the elimination of 102 employee positions and closing and/or consolidation of selected offices.

In February 2002, as a result of the continuing deterioration of capital market conditions for wireless carriers, the Company further reduced its capital expenditures for new tower development and acquisition activities, suspended any material new investment for additional towers, reduced its workforce and closed or consolidated offices. Under then existing capital market conditions, the Company did not anticipate building or buying a material number of new towers beyond those it was currently contractually obligated to build or buy, thereby resulting in the abandonment of a majority of its existing new tower build and acquisition work in process during 2002. In connection with this restructuring, a portion of the Company’s workforce was reduced and certain offices were closed, substantially all of which were primarily dedicated to new tower development activities. As a result of the implementation of its plans, the Company recorded a restructuring

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

charge of $47.3 million in accordance with SFAS 144, and Emerging Issues Task Force 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity, including Certain Costs Incurred in a Restructuring. Of the $47.3 million restructuring charge recorded during the year ended December 31, 2002, approximately $40.4 million related to the abandonment of new tower build and acquisition work in process and related construction materials on approximately 764 sites. The remaining $6.9 million of restructuring expense related primarily to the costs of employee separation for approximately 470 employees and exit costs associated with the closing and consolidation of approximately 40 offices. The accrual of approximately $1.0 million remaining at December 31, 2003, with respect to the 2002 plan, relates primarily to remaining obligations through the year 2012 associated with offices exited or downsized as part of this plan.

The following summarizes the activity during the year ended December 31, 2003 related to the 2002 and 2001 restructuring plans:

	Accrual as of January 1, 2003	Restructuring Charges	Payments/Adjustments		Payments Related to January 1, 2003 Accrual	Accrual as of December 31, 2003
			Cash	Non-Cash
			(in thousands)
Abandonment of new tower build work in process	$—	$59	$—	$(59)	$—	$—
Employee separation and exit costs	1,706	122	(167)	45	(666)	1,040

	$1,706	$181	$(167)	$(14)	$(666)	$1,040

In 2003, in response to the continued deterioration in expenditures by wireless service providers, particularly with respect to site development activities, the Company committed to new plans of restructuring associated with further downsizing activities, including reduction in workforce and closing or consolidation of offices. As a result of the implementation of its plans, the Company recorded a restructuring charge of $2.1 million during the year ended December 31, 2003, in accordance with SFAS 146. Of the $2.1 million charge recorded during the year ended December 31, 2003, approximately $0.6 million related to the abandonment of new tower build work in process. The remaining $1.5 million related primarily to the costs of employee separation and exit costs associated with the closing or consolidation of approximately 12 offices. In connection with employee separation costs, the Company paid approximately $0.7 million in one-time termination benefits. Of the $2.1 million in expense recorded during the year ended December 31, 2003, $2.0 million pertains to the Company’s site development segment and $0.1 million pertains to the Company’s site leasing segment.

The following summarizes the activity related to the 2003 restructuring plan for the year ended December 31, 2003:

	Restructuring Charges	Payments/Adjustments		Accrual as of December 31, 2003
		Cash	Non-Cash
		(in thousands)
Abandonment of new tower build work in process	$558	$—	$(558)	$—
Employee separation and exit costs	1,355	(809)	(546)	—

	$1,913	$(809)	$(1,104)	$—

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. ASSET IMPAIRMENT CHARGES

In accordance with SFAS 144, long-lived assets consisting primarily of tower assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. Estimates and assumptions inherent in the impairment evaluation include, but are not limited to, general market conditions, historical operating results, lease-up potential and expected timing of lease-up. During the second and fourth quarters of 2003, the Company modified its future tower lease-up assumptions for certain tower assets that had not achieved expected lease-up results. The changes to the future cash flow expectations and the resulting change in the fair value of these towers, as determined using a discounted cash flow analysis, resulted in an impairment charge of $10.3 million during the second quarter of 2003 related to approximately 40 operating towers and an impairment charge of $6.2 million during the fourth quarter of 2003 related to approximately 30 additional operating towers. These amounts are included in asset impairment charges in the Consolidated Statement of Operations for the year ended December 31, 2003.

During the first quarter of 2003, tower assets previously impaired in 2002 were evaluated under the provisions of recently adopted SFAS 143 as to the existence of asset retirement obligations. In connection with the adoption of SFAS 143, effective January 1, 2003, approximately $0.5 million of additional tower costs were capitalized to the previously impaired assets effective January 1, 2003. The recoverability of the capitalized tower costs were evaluated in accordance with the provisions of SFAS 144 and determined to be impaired. As discussed above, during the second and fourth quarters of 2003, the Company identified approximately 70 operating towers that were determined to be impaired.

During the first and second quarters of 2002, the Company recorded goodwill totaling approximately $9.2 million resulting from the achievement of certain earn-out obligations under various construction acquisition agreements entered into prior to July 1, 2001. In accordance with SFAS 142, goodwill is subject to an impairment assessment at least annually, or at any time that indicators of impairment are present. The Company determined that as of June 30, 2002, indicators of impairment were present, thereby requiring an impairment analysis be completed. The indicators of impairment during the quarter ended June 30, 2002 giving rise to this analysis included significant deterioration of overall Company value, continued negative trends with respect to wireless carrier capital expenditure plans and related demand for wireless construction services, and perceived reduction in value of similar site development construction services businesses. As a result of this analysis, using a discounted cash flow valuation method for estimating fair value, $9.2 million of goodwill within the site development construction reporting segment was determined to be impaired as of June 30, 2002 and was written off.

In the first quarter of 2002, certain tower sites held and used in operations were considered to be impaired. Towers determined to be impaired were primarily towers with no tenants and little or no prospects for future lease-up. An asset impairment charge of approximately $16.4 million was recorded during the first quarter of 2002.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. INCOME TAXES

The provision (benefit) for income taxes from continuing operations consists of the following components:

	For the years ended December 31,
	2003	2002
	(in thousands)
Current provision (benefit) for taxes:
Federal income tax	$125	$(1,382)
State and local taxes	1,695	1,691

Total current	$1,820	$309

Deferred provision (benefit) for taxes:
Federal income tax	$(58,122)	$(57,000)
State and local taxes	7,728	(3,767)
Increase in valuation allowance	50,394	60,767

Total	$1,820	$309

A reconciliation of the provision (benefit) for income taxes from continuing operations at the statutory U.S. Federal tax rate (34%) and the effective income tax rate is as follows:

	For the years ended December 31,
	2003	2002
	(in thousands)
Statutory Federal benefit	$(55,119)	$(62,653)
State and local taxes	6,219	(1,371)
Cumulative effect of changes in accounting principle	—	3,018
Other	326	395
Goodwill amortization	—	153
Valuation allowance	50,394	60,767

	$1,820	$309

The components of the net deferred income tax asset (liability) accounts are as follows:

	As of December 31,
	2003	2002
	(in thousands)
Allowance for doubtful accounts	$759	$1,922
Deferred revenue	4,465	8,555
Accrued liabilities	5,654	4,612
Other	48	106
Valuation allowance	(10,926)	(15,195)

Current net deferred taxes	$—	$—

Original issue discount	$13,028	$44,559
Net operating loss	198,385	96,731
Book vs. tax depreciation	(34,566)	(38,726)
Straight-line rents	(6,152)	(4,930)
Other	2,323	5,720
Valuation allowance	(173,018)	(103,354)

Non-current net deferred taxes	$—	$—

The Company has recorded a valuation allowance for deferred tax assets as management believes that it is not “more likely than not” that the Company will be able to generate sufficient taxable income in future periods to recognize the assets.

The Company has available at December 31, 2003, a net operating tax loss carry-forward of approximately $583.5 million. Approximately $8.6 million, $35.8 million, $105.7 million, $140.0 million and $293.4 million of the net operating tax loss carry-forwards will expire in 2019, 2020, 2021 2022, and

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2023, respectively. The Internal Revenue Code places limitations upon the future availability of net operating losses based upon changes in the equity of the Company. If these occur, the ability for the Company to offset future income with existing net operating losses may be limited.

21. DERIVATIVE FINANCIAL INSTRUMENT

The Company previously had an interest rate swap agreement to manage its exposure to interest rate movements by effectively converting a portion of its fixed rate senior notes to variable rates. The swap qualified as a fair value hedge.

The notional principal amount of the swap was $100.0 million and the maturity date and payment provisions matched that of the underlying senior notes. The swap was to mature in seven years and provided for the exchange of fixed rate payments for variable rate payments without the exchange of the underlying notional amount. The variable rates were based on six-month EURO plus 4.47% and were reset on a semi-annual basis. The differential between fixed and variable rates to be paid or received was accrued as interest rates changed in accordance with the agreement and were recognized as an adjustment to interest expense. The Company recorded a reduction of approximately $3.1 million to interest expense during the year ended December 31, 2002 as a result of the differential between fixed and variable rates.

The counter-party to the interest rate swap agreement terminated the swap agreement in October 2002. In connection with this termination, the counter-party paid the Company $6.2 million, which included approximately $0.8 million in accrued interest. The remaining approximately $5.4 million received was deferred and is being recognized as a reduction to interest expense over the remaining term of the senior notes using the effective interest method. Amortization of the deferred gain during 2003 and 2002 was approximately $0.7 million and $0.2 million, respectively. The remaining deferred gain balance at December 31, 2003 and 2002 of $4.5 million and $5.2 million, respectively is included in long-term debt in the Consolidated Balance Sheets.

22. COMMITMENTS AND CONTINGENCIES

a. Operating Leases

The Company is obligated under various non-cancelable operating leases for land, office space, vehicles and equipment, and site leases that expire at various times through May 2100. The annual minimum lease payments under non-cancelable operating leases in effect as of December 31, 2003 are as follows:

(in thousands)
2004	$26,195
2005	20,162
2006	13,596
2007	10,477
2008	7,930
Thereafter	46,620

Total	$124,980

Principally, all of the leases provide for renewal at varying escalations. Fixed rate escalations have been included in the table disclosed above.

Rent expense for operating leases was $28.8 million and $28.2 million for the years ended December 31, 2003 and 2002, respectively. The rent expense of $28.8 million and $28.2 million for the years ended December 31, 2003 and 2002, respectively, excludes $0.6 million and $2.4 million, respectively, which is included in restructuring and other charges. In addition, certain of the Company’s leases include contingent rent provisions which provide for the lessor to receive additional rent upon the attainment of certain tower operating results and/or lease-up. Contingent rent expense for the years ended December 31, 2003 and 2002 was $1.4 million and $1.6 million, respectively.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b. Tenant Leases

The annual minimum tower lease income to be received for tower space and antenna rental under non-cancelable operating leases in effect as of December 31, 2003 are as follows:

(in thousands)
2004	$129,114
2005	108,744
2006	79,291
2007	50,669
2008	30,840
Thereafter	44,850

Total	$443,508

Principally, all of the leases provide for renewal, generally at the tenant’s option, at varying escalations. Fixed rate escalations have been included in the table disclosed above.

c. Employment Agreements

The Company has employment agreements with certain officers of the Company that grant these employees the right to receive their base salary and continuation of certain benefits, for a defined period of time, in the event of a termination, as defined by the agreement of such employees. In connection with one of these agreements, the Company was obligated to pay an amount equal to the difference between $1.0 million and the value of all vested options and restricted stock belonging to a particular officer on September 19, 2003. The Company had the option of settling the obligation in cash or shares of Class A common stock. This obligation was settled in September 2003 in cash for $0.9 million. This amount had been expensed over the three year period of the original agreement which ended in September 2003 as non-cash compensation expense.

d. Litigation

The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

e. Contingent Purchase Obligations

The Company sometimes agrees to pay additional acquisition purchase price consideration if the towers or businesses that are acquired meet or exceed certain earnings or new tower targets in the 1-3 years after they have been acquired. As of December 31, 2003, the Company had an obligation to pay up to an additional $1.4 million in consideration if the earnings targets contained in various acquisition agreements are met. This obligation was associated with acquisitions within the Company’s site leasing segment. At the Company’s option, a majority of the additional consideration may be paid in cash or shares of Class A common stock. The Company records such obligations as additional consideration when it becomes probable that the earnings targets will be met. As of December 31, 2002, certain earnings targets associated with an acquisition within the site development construction segment were achieved, and therefore, the Company accrued approximately $2.0 million, within other current liabilities on the December 31, 2002 Consolidated Balance Sheet. This amount was paid in cash in February 2003. In addition, approximately $1.1 million in cash was paid during the year ended December 31, 2003 associated with acquired towers meeting or exceeding new tower targets during 2003.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23. DEFINED CONTRIBUTION PLAN

The Company has a defined contribution profit sharing plan under Section 401 (k) of the Internal Revenue Code that provides for voluntary employee contributions of 1% to 14% of compensation. Employees have the opportunity to participate following completion of three months of employment and must be 21 years of age. Employer matching begins after completion of one year of service. For the years ended December 31, 2003 and 2002, the Company made a discretionary matching contribution of 50% of an employee’s contributions up to a maximum of $3,000. Company matching contributions were approximately $0.4 million and $0.8 million for the years ended December 31, 2003 and 2002, respectively.

24. SEGMENT DATA

The Company operates principally in three business segments: site development consulting, site development construction, and site leasing. The Company’s reportable segments are strategic business units that offer different services. They are managed separately based on the fundamental differences in their operations. Revenues, gross profit, capital expenditures (including assets acquired through the issuance of shares of the Company’s Class A common stock) and identifiable assets pertaining to the segments in which the Company continues to operate are presented below:

For the year ended December 31, 2003	Site Leasing	Site Development Consulting	Site Development Construction	Assets Not Identified by Segment	Total
Revenues	$127,852	$12,337	$51,920	$—	$192,109
Cost of revenues	42,119	11,350	47,333	—	100,802
Gross profit	85,733	987	4,587	—	91,307
Capital expenditures	15,105	124	2,458	575	18,262

For the year ended December 31, 2002
Revenues	$115,121	$17,361	$81,991	$—	$214,473
Cost of revenues	40,759	13,434	68,131	—	122,324
Gross profit	74,362	3,927	13,860	—	92,149
Capital expenditures	93,999	430	21,487	1,565	117,481

Assets
As of December 31, 2003	$897,880	$9,511	$46,807	$28,784	$982,982
As of December 31, 2002	958,684	13,294	54,755	276,632	1,303,365

Assets not identified by segment consist primarily of assets held for sale and general corporate assets.

The Company has client concentrations with respect to revenues in each of its financial reporting segments as follows:

Percentage of Site Leasing Revenue For the years ended December 31,	2003	2002
AT&T Wireless	16.9%	15.5%
Cingular Wireless	11.1%	10.8%

Percentage of Site Development Consulting Revenue For the years ended December 31,	2003	2002
Bechtel Corporation	40.3%	46.2%
Verizon Wireless	13.6%	4.5%
AT&T Wireless	2.4%	14.5%
Horizon PCS	1.5%	13.1%

Percentage of Site Development Construction Revenue For the years ended December 31,	2003	2002
Bechtel Corporation	28.9%	26.2%
Sprint PCS	13.1%	3.0%
T-Mobile	7.5%	10.7%

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

25. QUARTERLY FINANCIAL DATA (unaudited)

	Quarters Ended
	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
	(in thousands, except per share amounts)
Revenues	$51,435	$47,594	$45,977	$47,103
Gross profit	24,340	22,462	22,399	22,106
Restructuring and other charges	(60)	(957)	(349)	(728)
Asset impairment charges	(6,199)	(50)	(10,265)	(451)
Write-off of deferred financing fees and loss on extinguishment of debt	(18,970)	(408)	(4,841)	—
Loss from continuing operations before cumulative effect of changes in accounting principle	(53,107)	(32,355)	(45,400)	(32,824)
Gain (loss) from discontinued operations	1,939	12,689	(22,182)	(386)
Cumulative effect of changes in accounting principle	—	—	—	(545)

Net loss	$(51,168)	$(19,666)	$(67,582)	$(33,755)

Per common share – basic and diluted:
Loss from continuing operations before cumulative effect of changes in accounting principle	$(0.98)	$(0.62)	$(0.89)	$(0.64)
Loss from discontinued operations	0.03	0.24	(0.43)	(0.01)
Cumulative effect of changes in accounting principle	—	—	—	(0.01)

Net loss	$(0.95)	$(0.38)	$(1.32)	$(0.66)

	Quarters Ended
	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002
	(in thousands, except per share amounts)
Revenues	$51,752	$53,344	$54,756	$54,621
Gross profit	22,504	22,501	23,667	23,477
Restructuring and other charges	(1,132)	(1,225)	(7,667)	(37,738)
Asset impairment charges	—	—	(9,165)	(16,380)
Loss from continuing operations before cumulative effect of changes in accounting principle	(29,583)	(31,429)	(43,661)	(82,944)
(Loss) gain from discontinued operations	(754)	(244)	578	(285)
Cumulative effect of changes in accounting principle	—	—	—	(60,674)

Net loss	$(30,337)	$(31,673)	$(43,083)	$(143,903)

Per common share – basic and diluted:
Loss from continuing operations before cumulative effect of changes in accounting principle	$(0.58)	$(0.61)	$(0.86)	$(1.66)
Loss from discontinued operations	(0.01)	(0.01)	0.01	(0.01)
Cumulative effect of changes in accounting principle	—	—	—	(1.22)

Net loss	$(0.59)	$(0.62)	$(0.85)	$(2.89)

The reported amounts for 2002 and 2003 above have been restated to reflect the Company’s discontinued operations discussed in Notes 3 and 4.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Because loss per share amounts are calculated using the weighted average number of common and dilutive common shares outstanding during each quarter, the sum of the per share amounts for the four quarters may not equal the total loss per share amounts for the year.

26. SUBSEQUENT EVENTS

During January 2004, SBA Senior Finance closed on a new senior credit facility in the amount of $400.0 million. This facility consists of a $275.0 million term loan which was funded at closing, a $50.0 million delayed draw term loan which the Company has until November 15, 2004 to draw and a $75.0 million revolving line of credit. The revolving line of credit may be borrowed, repaid and redrawn. Amortization of the term loans commenced September 2004 at an annual rate of 1% in each of 2004, 2005, 2006 and 2007. All remaining amounts under the term loan are due in 2008. There is no amortization of the revolving loans and all amounts outstanding are due on August 31, 2008. This facility will require amortization payments of approximately $1.6 million in 2004, as compared to $11.5 million which would have been required under the facility which was in existence at December 31, 2003. Amounts borrowed under this facility accrue interest at either the base rate, as defined in the agreement, plus 250 basis points or the Euro dollar rate plus 350 basis points. This facility may be prepaid at any time with no prepayment penalty. Amounts borrowed under this facility are secured by a first lien on substantially all of SBA Senior Finance’s assets. In addition, each of SBA Senior Finance’s domestic subsidiaries has guaranteed the obligations of SBA Senior Finance under the senior credit facility and has pledged substantially all of their respective assets to secure such guarantee, and the Company and Telecommunications have pledged substantially all of their assets to secure SBA Senior Finance’s obligations under this senior credit facility.

This new credit facility requires SBA Senior Finance to maintain specified financial ratios, including ratios regarding its debt to annualized operating cash flow, debt service, cash interest expense and fixed charges for each quarter. This new senior credit facility contains affirmative and negative covenants that, among other things, restricts its ability to incur debt and liens, sell assets, commit to capital expenditures, enter into affiliate transactions or sale-leaseback transactions, and/or build towers without anchor tenants. SBA Senior Finance’s ability in the future to comply with the covenants and access the available funds under the senior credit facility will depend on its future financial performance.

On January 30, 2004, SBA Senior Finance used the proceeds from the funding of the $275.0 million term loan under the new senior credit facility to repay the old credit facility in full, consisting of $144.2 million outstanding. In addition to the amounts outstanding, the Company was required to pay $8.0 million associated with the assignment to the new lenders of the old facility. As a result of this prepayment, SBA Senior Finance has written off deferred financing fees associated with the old facility of $5.4 million in addition to the $8.0 million fee paid to facilitate the assignment during the first quarter of 2004. Additionally, SBA Senior Finance has recorded additional deferred financing fees of approximately $5.4 million associated with this new facility.

Subsequent to December 31, 2003, the Company repurchased $19.3 million of its 12% senior discount notes in open market transactions. The Company paid $20.9 million plus accrued interest in cash and recognized a loss of $1.6 million related to these debt repurchases and write-off $0.4 million of deferred financing fees. Additionally, on March 1, 2004, the Company, pursuant to the indenture for the 12% senior discount notes, called and retired all remaining outstanding 12% notes. These notes were callable at a price of 107.5% of the principal balances outstanding. In accordance with this transaction, the Company recorded a loss of $3.5 million associated with the premium paid and wrote off $1.0 million of deferred financing fees associated with this debt issue.

Subsequent to December 31, 2003, the Company repurchased $51.1 million of its 10 1/4% senior notes in open market transactions. The Company paid $51.9 million plus accrued interest in cash and issued 1.0 million shares of its Class A Common Stock. The Company recognized a loss of $0.8 million related to these repurchases and wrote off $1.0 million of deferred financing fees associated with this debt retirement.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27. SUBSEQUENT EVENTS - UNAUDITED

On November 16, 2004, the Company commenced a cash tender offer to purchase up to $236.5 million aggregate principal amount of its 10 1/4% senior notes (“Notes”) due 2009. The Company has offered consideration of $1,050.75 per $1,000 of principal amount of Notes tendered plus a premium of $10.00 per $1,000 of principal amount of Notes tendered prior to November 30, 2004. Tenders submitted after November 30, 2004 and prior to the expiration date of December 14, 2004, will not receive the premium of $10.00 per $1,000 of principal amount tendered. The Company is also soliciting holders of the Notes to consent to certain proposed amendments to the indenture under which the Notes were issued. The tender offer and the consent solicitation are conditioned upon, among other things, the completion by the Company of certain related financing transactions.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Period	Additions Charged to Costs and Expenses (1)	Deduction From Reserves(3)	Balance at End of Period
	(in thousands)
Allowance for Doubtful Accounts For the Years Ended:
December 31, 2003	$5,572	$3,554	$7,726	$1,400
December 31, 2002	$5,921	$3,371	$3,720	$5,572

Tax Valuation Account For the Years Ended:
December 31, 2003	$118,549	$65,395	$—	$183,944
December 31, 2002	$54,422	$64,127	$—	$118,549

(1)	For tax valuation account, amounts include adjustments for stock option compensation.
(2)	Includes additions of $1,300 to allowance for doubtful accounts from acquired companies.
(3)	Represents accounts written off.